SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK

(Thousands of Dollars)
                                                                                                          9 Months        12 Months
                                                   Year Ended December 31,                                 Ended            Ended
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                                              2001         2002         2003        2004        2005    Sept 30, 2006  Sept 30, 2006
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EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)      $ 4,850,848   $ 2,473,121  $ 1,727,267  $ 1,767,449  $ 1,414,472  1,381,751  $ 1,734,791
Add:
  Rentals (2)                                 2,128         1,240          638          776        1,313      1,416        1,834
  Allocable portion of interest
      on long-term Contracts for
      the purchase of power (3)               1,659         1,616        1,568        1,515        1,457      1,051        1,410
  Amortization of previously capitalized
      fixed charges                           1,083         1,440        1,638        1,405        1,579        937        1,310
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Total earnings before income
  taxes and fixed charges (A)           $  4,855,718  $  2,477,417  $ 1,731,111  $ 1,771,145  $ 1,418,821   1,385,155  $ 1,739,345
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FIXED CHARGES:
  Interest and amortization             $    784,858  $    584,442  $   451,792  $   399,169  $   370,650     310,160  $  384,158
  Rentals (2)                                  2,128         1,240          638          776        1,313       1,416       1,834
  Capitalized fixed charges -
      nuclear fuel (4)                           756           520           97          839        1,075       1,769       2,308
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (3)                1,659         1,616        1,568        1,515        1,457       1,051       1,410
  Preferred and preference stock dividend
      requirements - pre-tax basis            37,907       29,119        22,262       22,962       37,587      61,576      78,384
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Total fixed charges (B)                 $    827,308  $    616,937  $   476,357    $ 425,261    $ 412,082     375,972   $ 468,094
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RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                      5.87          4.02         3.63          4.16         3.44       3.68         3.72
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(1)   Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(3)   Allocable portion of interest included in annual minimum debt service requirement of supplier.
(4)   Includes fixed charges associated with Nuclear Fuel.